EXHIBIT 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Strategy & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858-909-3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NuVasive Announces PMA Approval of the PCM® Cervical Disc System

SAN DIEGO, October 26, 2012 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, today announced that the U.S. Food and Drug Administration (FDA) has granted Premarket Approval (PMA) for the PCM® Cervical Disc System.

This novel device will be provided to patients and surgeons in the United States as an innovative option to preserve motion in the cervical spine instead of a traditional, motion-eliminating fusion procedure. The FDA approval comes after successful completion of a prospective, multicenter randomized investigational device exemption (IDE) clinical trial that was conducted at 23 investigational sites across the United States and included 403 total treated patients.

Alex Lukianov, Chairman and Chief Executive Officer, said, “We are really pleased to offer this unique technology to the U.S. surgical and patient community. The PCM Cervical Disc is a game changing solution for the cervical spine, and marks our foray into an exciting market. This device has many design considerations that make it a truly unique product offering compared to other cervical motion preserving devices. Its low-profile design enables it to be minimally disruptive to the adjacent anatomy and a viable treatment option for levels adjacent to prior fusions.”

Laetitia Cousin, Vice President of Regulatory and Clinical Affairs at NuVasive, said, “The strong clinical data speaks for itself and makes our monumental effort to gain this PMA approval well worth it. In keeping with the NuVasive philosophy to promote science and education, our investigators have contributed over 17 peer-reviewed publications on the PCM Cervical Disc in internationally recognized journals. I am exceptionally proud of the surgeons, clinical research staff, patients, and dedicated NuVasive shareowners that contributed to the advancement of science through the IDE trial and helped to bring this device to market.”

About the PCM Cervical Disc

The PCM Cervical Disc is indicated for use in skeletally mature patients for reconstruction of a degenerated cervical disc at one level from C3-C4 to C6-C7 following single level discectomy for intractable radiculopathy (arm pain and/or a neurological deficit), with or without neck pain, or myelopathy due to a single-level abnormality localized to the disc space and manifested by at least one of the following conditions confirmed by radiographic imaging (CT, MRI, X-rays): herniated nucleus pulposus, spondylosis (defined by the presence of osteophytes), and/or visible loss of disc height as compared to adjacent levels. The device is implanted using an anterior approach. Patients should have failed at least 6 weeks of conservative treatment prior to implantation.

The PCM Cervical Disc is composed of cobalt chrome endplates and a central polyethylene core, materials that have a long and well-studied history of use in other orthopedic joint replacements. The broad radius of the polyethylene core allows for unconstrained motion preservation and a broad radius of articulation for coupled motion. The device features a wide footprint to take advantage of the most stable portions of patients’ cervical vertebral bodies and offers three different footprint and height options. The superior and inferior endplates also feature three rows of “V-Teeth” which provide short-term fixation until long-term fixation can occur to anchor our motion preserving device.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 4th largest player in the $7.9 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines several categories of solutions that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system and intra-operative monitoring support; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 75 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that spine surgeons may be slow to adopt the PCM Cervical Disc System or our other products; the risk that future patient studies or clinical experience may indicate that treatment with the PCM Cervical Disc System or our other products does not improve patient outcomes; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that insurance payers may refuse to reimburse healthcare providers for the use of NuVasive’s products the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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